July 23, 2020

Segall Bryant & Hamill Small Cap Value Fund

(a series of Segall Bryant & Hamill Trust)

225 Pictoria Drive, Suite 450,

Cincinnati, Ohio 45246

Segall Bryant & Hamill Small Cap Value Dividend Fund

(a series of Segall Bryant & Hamill Trust)

225 Pictoria Drive, Suite 450,

Cincinnati, Ohio 45246

Re:	Fund Reorganization

Ladies and Gentlemen:

We are acting as counsel to Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”), in connection with a reorganization (a “Reorganization”) contemplated by an Agreement and Plan of Reorganization (the “Agreement and Plan of Reorganization”) made as of __________2020, by and among (i) the Trust, on behalf of the Segall Bryant & Hamill Small Cap Value Fund (the “Acquiring Fund”) and behalf of the Segall Bryant & Hamill Small Cap Value Dividend Fund (the “Acquired Fund”), and (ii) Segall Bryant & Hamill, LLC, the investment adviser to both the Acquired and Acquiring Funds (“Adviser”), solely with respect to Sections 1.7, 5.11, and 9.1 of the Agreement and Plan of Reorganization.

The Reorganization will consist of the transfer of all of the assets of the Acquired Fund (the “Assets”) to the Acquiring Fund in exchange solely for shares of such Acquiring Fund (“Acquiring Fund Shares”), the assumption by such Acquiring Fund of all liabilities of the Acquired Fund, the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund (the “Acquired Fund Shareholders”) in return for their shares of the Acquired Fund (“Acquired Fund Shares”) in complete liquidation of the Acquired Fund, and the termination of the Acquired Fund, all as provided in the Agreement and Plan of Reorganization.

In connection with rendering this opinion, we have examined: (i) the Agreement and Plan of Reorganization; (ii) a proxy/prospectus on Form N-14 related to the Reorganization filed with the Securities Exchange Commission (the “Form N-14”); (iii) the representation letters of the Trust executed in connection with the Reorganization (the “Representation Letters”); and (iv) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

July 23, 2020

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and Plan of Reorganization and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement and Plan of Reorganization will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Agreement and Plan of Reorganization and the representations in the Representation Letters in rendering our opinion.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein with respect to the Reorganization other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and Plan of Reorganization and in the manner contemplated in the Form N-14, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Form N-14, the Representation Letters, the Agreement and Plan of Reorganization, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Form N-14, the Representation Letters, the Agreement and Plan of Reorganization, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, true without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Form N-14, any Representation Letters, the Agreement and Plan of Reorganization, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

July 23, 2020

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

(a) The transfer of all the Acquired Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed by the pro rata distribution, by class, by the Acquired Fund of all the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

(b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

(c) No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Acquired Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (1) any “section 1256 contract” as defined in section 1256(b) of the Code, or (2) the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Acquired Fund, or (2) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

(d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization.

(e) The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization.

(f) The Acquiring Fund’s tax basis in the assets received from the Acquired Fund in the Reorganization will be the same as the tax basis of such assets to the Acquired Fund immediately before the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund, except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

(g) The Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Fund described in Section 381(c) of the Code, subject to any applicable limitations imposed by Sections 381 through 384 of the Code and regulations thereunder.

July 23, 2020

Notwithstanding anything to the contrary herein, no opinion is expressed as to (1) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to (i) any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, or (ii) “section 1256 contracts” as defined in Section 1256(b) of the Code, or (2) the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (3) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion expresses our views only as to the material U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our legal judgment as to the matter addressed herein, but does not bind the Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. In rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section 8.4 of the Agreement and Plan of Reorganization and may be relied upon only by the Trust, the Acquired Fund, the Acquiring Fund, and the shareholders of the Acquired and Acquiring Fund. This opinion letter (and the opinions expressed herein) may not be relied upon in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that we hereby consent to the use of our name under the heading “Information about the Reorganization — Tax Considerations” in the Form N-14, to the discussion of this opinion in the prospectus of such Form N-14, and to the filing of this opinion as an exhibit to the registration statement of the Trust, as deemed appropriate by legal counsel to the Trust. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities Exchange Commission thereunder.

July 23, 2020

Very truly yours,

Davis Graham and Stubbs LLP